Exhibit 10.2

EXECUTION COPY

THIRD AMENDMENT TO THE
RECEIVABLES FINANCING AGREEMENT

This THIRD AMENDMENT TO THE RECEIVABLES FINANCING AGREEMENT (this “Amendment”), dated as of August 1, 2022, is entered into by and among the following parties:

(i)ENLINK MIDSTREAM FUNDING, LLC, a Delaware limited liability company, as Borrower (the “Borrower”);

(ii)ENLINK MIDSTREAM OPERATING, LP, a Delaware limited partnership, as initial Servicer (the “Servicer”);

(iii)PNC BANK, NATIONAL ASSOCIATION (“PNC”), as Lender and Administrative Agent (in such capacity, the “Administrative Agent”); and

(iv)PNC CAPITAL MARKETS LLC, as Structuring Agent (in such capacity, the “Structuring Agent”) and Sustainability Agent (in such capacity, the “Sustainability Agent”).

Capitalized terms used but not otherwise defined herein (including such terms used above) have the respective meanings assigned thereto in the Receivables Financing Agreement described below.

BACKGROUND

A.The parties hereto have entered into a Receivables Financing Agreement, dated as of October 21, 2020 (as amended, restated, supplemented or otherwise modified through the date hereof, the “Receivables Financing Agreement”).

B.Concurrently herewith, the Borrower, PNC, as Administrative Agent, the Structuring Agent and the Sustainability Agent are entering into a Third Amended and Restated Administrative Agent Fee Letter, dated as of the date hereof (the “Administrative Agent Fee Letter”).

C.Concurrently herewith, the Borrower and PNC, as Administrative Agent and as a Lender, are entering into a Third Amended and Restated Lender Fee Letter, dated as of the date hereof (the “Lender Fee Letter”).

D.Concurrently herewith, each of Cowtown Gas Processing Partners L.P., a Texas limited partnership, Cowtown Pipeline Partners L.P., a Texas limited partnership, and Jefferson Island Storage & Hub L.L.C., a Delaware limited liability company, is becoming an Originator party to the Sale and Contribution Agreement, in each case, pursuant to a Joinder Agreement, dated as of the date hereof, between the Borrower and such Person and acknowledged by the Administrative Agent (together, the “Subject Joinder Agreements”).

E.The parties hereto desire to amend the Receivables Financing Agreement as set forth herein.

NOW, THEREFORE, with the intention of being legally bound hereby, and in consideration of the mutual undertakings expressed herein, each party to this Amendment hereby agrees as follows:

SECTION 1. Amendments to the Receivables Financing Agreement. The Receivables Financing Agreement is hereby amended by adding the text marked with double-underlining and deleting the ~~struck through~~ text, in each case as set forth in Exhibit A attached hereto.

SECTION 2. Representations and Warranties of the Borrower and Servicer. Each of the Borrower and the Servicer hereby represents and warrants to each of the parties hereto as of the date hereof as follows:

(a)Representations and Warranties. Each of the representations and warranties made by it under the Receivables Financing Agreement and each of the other Transaction Documents to which it is a party are true and correct in all material respects as of the date hereof (unless such representations and warranties are stated to relate solely to an earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date).

(b)Enforceability. The execution and delivery by such Person of this Amendment, and the performance of its obligations under this Amendment, the Receivables Financing Agreement (as amended hereby) and the other Transaction Documents to which it is a party are within its organizational powers and have been duly authorized by all necessary action on its part, and this Amendment, the Receivables Financing Agreement (as amended hereby) and the other Transaction Documents to which it is a party are its valid and legally binding obligations, enforceable in accordance with its terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) as such enforceability may be limited by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(c)No Event of Default. No Event of Default or Unmatured Event of Default has occurred and is continuing, or would occur as a result of this Amendment, the Subject Joinder Agreements or the transactions contemplated hereby or thereby.

SECTION 3. Effect of Amendment; Ratification. All provisions of the Receivables Financing Agreement and the other Transaction Documents, as expressly amended and modified by this Amendment, shall remain in full force and effect. After this Amendment becomes effective, all references in the Receivables Financing Agreement (or in any other Transaction Document) to “this Receivables Financing Agreement”, “this Agreement”, “hereof”, “herein” or words of similar effect referring to the Receivables Financing Agreement shall be deemed to be references to the Receivables Financing Agreement as amended by this Amendment. This Amendment shall not be deemed, either expressly or impliedly, to waive, amend or supplement any provision of the Receivables Financing Agreement other than as set forth herein. The Receivables Financing Agreement, as amended by this Amendment, is hereby ratified and confirmed in all respects.

SECTION 4. Effectiveness. This Amendment shall become effective as of the date hereof, subject to the satisfaction of each of the following conditions precedent:

(a)receipt by the Administrative Agent of counterparts of this Amendment (whether by facsimile or otherwise) executed by each of the parties hereto;

(b)receipt by the Administrative Agent of counterparts of the Administrative Agent Fee Letter (whether by facsimile or otherwise) executed by each of the parties thereto;

(c)receipt by the Administrative Agent of counterparts of the Lender Fee Letter (whether by facsimile or otherwise) executed by each of the parties thereto;

(d)receipt by the Administrative Agent of (i) counterparts of the Subject Joinder Agreements (whether by facsimile or otherwise) executed by each of the parties thereto and (ii) each of the documents and other deliverables specified as conditions precedent to the joinder of Originators in Section 4.3 of the Sale and Contribution Agreement;

(e)receipt by the Administrative Agent of (x) a certificate of the Secretary (or similar officer) of the Borrower, the Servicer and the Performance Guarantor certifying as to (i) attached copies of the organizational documents of such Person (or certifying that there have been no changes to such organizational documents since the applicable certificate delivered pursuant to Section 6.01 of the Receivables Financing Agreement on the Closing Date), (ii) the names and true signatures of the incumbent officers of such Person authorized to sign this Amendment or any of the other Transaction Documents, as applicable, and any other documents to be delivered by it hereunder or thereunder or in connection herewith or therewith, and (iii) attached copies of the resolutions or written consent, as applicable, of the board of directors (or equivalent governing body) of such Person required to authorize the execution, delivery and performance by it of this Amendment and the transactions contemplated hereby, and (y) copies of a certificate issued by the Secretary of State of the applicable state of organization as to the legal existence and good standing of such Person;

(f)receipt by the Administrative Agent of a favorable written opinion of Baker Botts L.L.P. addressed to the Administrative Agent and each Lender, dated as of the date hereof, in form and substance reasonably satisfactory to the Administrative Agent, as to certain enforceability and corporate matters; and

(g)evidence received by the Administrative Agent that the Borrower shall have paid in full all fees and other amounts due and payable on or prior to the date hereof pursuant to the Transaction Documents, including the “Closing Fee” under and as defined in the Administrative Agent Fee Letter, to the extent invoiced, including the fees and disbursements invoiced through the date hereof of the Administrative Agent’s special counsel, Mayer Brown LLP.

SECTION 5. Severability. Any provisions of this Amendment which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 6. Transaction Document. This Amendment shall be a Transaction Document for purposes of the Receivables Financing Agreement.

SECTION 7. Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart hereof by facsimile or other electronic means shall be equally effective as delivery of an originally executed counterpart.

SECTION 8. GOVERNING LAW; JURISDICTION.

(a)THIS AMENDMENT, INCLUDING THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BUT WITHOUT REGARD TO ANY OTHER CONFLICTS OF LAW PROVISIONS THEREOF).

(b)EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO (I) WITH RESPECT TO THE BORROWER AND THE SERVICER, THE EXCLUSIVE JURISDICTION, AND (II) WITH RESPECT TO EACH OF THE OTHER PARTIES HERETO, THE NON-EXCLUSIVE JURISDICTION, IN EACH CASE, OF ANY NEW YORK STATE OR FEDERAL COURT SITTING IN NEW YORK CITY, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AMENDMENT, AND EACH PARTY HERETO HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING (I) IF BROUGHT BY THE BORROWER, THE SERVICER OR ANY AFFILIATE THEREOF, SHALL BE HEARD AND DETERMINED, AND (II) IF BROUGHT BY ANY OTHER PARTY TO THIS AMENDMENT, MAY BE HEARD AND DETERMINED, IN EACH CASE, IN SUCH NEW YORK STATE COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. NOTHING IN THIS SECTION 8 SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY OTHER CREDIT PARTY TO BRING ANY ACTION OR PROCEEDING AGAINST THE BORROWER OR THE SERVICER OR ANY OF THEIR RESPECTIVE PROPERTY IN THE COURTS OF OTHER JURISDICTIONS. EACH OF THE BORROWER AND THE SERVICER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING. THE PARTIES HERETO AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

SECTION 9. Performance Guarantor Acknowledgment and Consent. The Performance Guarantor hereby acknowledges (i) the parties’ entry into this Amendment and (ii) the Subject Joinder Agreements, and hereby consents to the terms and conditions hereof and thereof, it being understood that such terms and conditions may affect the extent of the Guaranteed Obligations (as defined in the Performance Guaranty) for which the Performance Guarantor may be liable under the Performance Guaranty. The Performance Guarantor further confirms and agrees that the Performance Guaranty remains in full force and effect after giving effect to this Amendment and the Subject Joinder Agreements and, for the avoidance of doubt, acknowledges that any amendment herein to a defined term in the Receivables Financing Agreement shall apply to terms in the Performance Guaranty which are defined by reference to the Receivables Financing Agreement.

SECTION 10. Section Headings. The various headings of this Amendment are included for convenience only and shall not affect the meaning or interpretation of this Amendment, the Receivables Financing Agreement or any provision hereof or thereof.

[SIGNATURE PAGES FOLLOW]
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IN WITNESS WHEREOF, the parties hereto have executed this Amendment by their duly authorized officers as of the date first above written.

ENLINK MIDSTREAM FUNDING, LLC,
as Borrower

By:    /s/ Pablo G. Mercado
Name: Pablo G. Mercado
Title: Executive Vice President and Chief Financial Officer

ENLINK MIDSTREAM OPERATING, LP,
as the Servicer

By: EnLink Midstream Operating GP, LLC,
its general partner

By:    /s/ Pablo G. Mercado
Name: Pablo G. Mercado
Title: Executive Vice President and Chief Financial Officer

PNC/EnLink: Second Amendment to RFA

PNC BANK, NATIONAL ASSOCIATION,
as Administrative Agent

By:    /s/ Imad Naja
Name: Imad Naja
Title: Senior Vice President

PNC BANK, NATIONAL ASSOCIATION,
as Lender

By:    /s/ Imad Naja
Name: Imad Naja
Title: Senior Vice President

PNC BANK, NATIONAL ASSOCIATION,
as Structuring Agent and Sustainability Agent

By:    /s/ Imad Naja
Name: Imad Naja
Title: Senior Vice President

PNC/EnLink: Second Amendment to RFA

Solely with respect to Section 9:

ENLINK MIDSTREAM, LLC,
as Performance Guarantor

By: EnLink Midstream Manager, LLC,
its managing member

By:    /s/ Pablo G. Mercado
Name: Pablo G. Mercado
Title: Executive Vice President and Chief Financial Officer

PNC/EnLink: Second Amendment to RFA

EXHIBIT A

[Attached]

CONFORMED COPY through:
First Amendment: February 26, 2021
Second Amendment: September 24, 2021
Third Amendment: August 1, 2022

RECEIVABLES FINANCING AGREEMENT

Dated as of October 21, 2020

by and among

ENLINK MIDSTREAM FUNDING, LLC,
as Borrower,

THE PERSONS FROM TIME TO TIME PARTY HERETO,
as Lenders,

PNC BANK, NATIONAL ASSOCIATION,
as Administrative Agent,

ENLINK MIDSTREAM OPERATING, LP,
as initial Servicer,

and

PNC CAPITAL MARKETS LLC,
as Structuring Agent and Sustainability Agent

TABLE OF CONTENTS

Page
ARTICLE I DEFINITIONS	. 1
SECTION 1.01. Certain Defined Terms	. 1
SECTION 1.02. Other Interpretative Matters	. 37
SECTION 1.03. Benchmark Replacement Notification	. 38
ARTICLE II TERMS OF THE LOANS	. ~~37~~38
SECTION 2.01. Loan Facility	. ~~37~~38
SECTION 2.02. Making Loans; Repayment of Loans	. 38
SECTION 2.03. Interest and Fees	. 40
SECTION 2.04. Records of Loans	. ~~40~~41
SECTION 2.05. Selection of  ~~Interest Rates and Tranche Periods~~	. ~~40~~
Daily 1M SOFR and Term SOFR Rate; Rate Quotations; Conforming Changes	. 41
SECTION 2.06. Defaulting Lenders	. ~~41~~42
ARTICLE III [RESERVED]	. ~~42~~43
ARTICLE IV SETTLEMENT PROCEDURES AND PAYMENT PROVISIONS	. ~~42~~43
SECTION 4.01. Settlement Procedures	. ~~42~~43
SECTION 4.02. Payments and Computations, Etc	. ~~44~~45
ARTICLE V INCREASED COSTS; FUNDING LOSSES; TAXES; ILLEGALITY AND
SECURITY INTEREST	. ~~45~~46
SECTION 5.01. Increased Costs	. ~~45~~46
SECTION 5.02. Funding Losses	. ~~46~~48
SECTION 5.03. Taxes	. ~~47~~48
SECTION 5.04. ~~Inability to Determine Adjusted LIBOR or LMIR; Change in Legality~~Daily 1M SOFR or Term SOFR Rate Unascertainable; Increased Costs; Illegality	. ~~51~~52
SECTION 5.05. Security Interest	. ~~52~~53
SECTION 5.06. Benchmark Replacement Setting	. ~~53~~54
SECTION 5.07. Designation of a Different Lending Office	. ~~61~~59
ARTICLE VI CONDITIONS TO EFFECTIVENESS AND CREDIT EXTENSIONS	. ~~62~~59
SECTION 6.01. Conditions Precedent to Effectiveness and the Initial Credit
Extension	. ~~62~~59
SECTION 6.02. Conditions Precedent to All Credit Extensions	. ~~62~~59
SECTION 6.03. Conditions Precedent to All Releases	. ~~63~~60
ARTICLE VII REPRESENTATIONS AND WARRANTIES	. ~~63~~61
SECTION 7.01. Representations and Warranties of the Borrower	. ~~63~~61
SECTION 7.02. Representations and Warranties of the Servicer	. ~~69~~66
ARTICLE VIII COVENANTS	. ~~72~~69
SECTION 8.01. Covenants of the Borrower	. ~~72~~69
SECTION 8.02. Covenants of the Servicer	. ~~82~~80
SECTION 8.03. Separate Existence of the Borrower	. ~~89~~87
ARTICLE IX ADMINISTRATION, COLLECTION AND INSURANCE OF
RECEIVABLES	. ~~93~~91
SECTION 9.01. Appointment of the Servicer	. ~~93~~91
SECTION 9.02. Duties of the Servicer	. ~~94~~92
SECTION 9.03. Collection Account Arrangements	. ~~95~~93
SECTION 9.04. Enforcement Rights	. ~~96~~93
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TABLE OF CONTENTS
(continued)

SECTION 9.05. Responsibilities of the Borrower	. ~~97~~95
SECTION 9.06. Servicing Fee	. ~~98~~95
SECTION 9.07. Credit Insurance Policies	. ~~98~~96
ARTICLE X EVENTS OF DEFAULT	. ~~100~~98
SECTION 10.01. Events of Default.	. ~~100~~98
ARTICLE XI THE ADMINISTRATIVE AGENT	. ~~105~~102
SECTION 11.01. Authorization and Action	. ~~105~~102
SECTION 11.02. Administrative Agent’s Reliance, Etc	. ~~105~~102
SECTION 11.03. Administrative Agent and Affiliates	. ~~105~~103
SECTION 11.04. Indemnification of Administrative Agent	. ~~106~~103
SECTION 11.05. Delegation of Duties	. ~~106~~103
SECTION 11.06. Action or Inaction by Administrative Agent.	. ~~106~~103
SECTION 11.07. Notice of Events of Default; Action by Administrative Agent	. ~~106~~104
SECTION 11.08. Non-Reliance on Administrative Agent and Other Parties	. ~~106~~104
SECTION 11.09. Successor Administrative Agent	. ~~107~~104
SECTION 11.10. Structuring Agent and Sustainability Agent	. ~~107~~105
SECTION 11.11. ~~LIBOR Notification 108~~[Reserved]	. 105
SECTION 11.12. Erroneous Payments	. 108105
ARTICLE XII [RESERVED]	. ~~110~~108
ARTICLE XIII INDEMNIFICATION	. ~~110~~108
SECTION 13.01. Indemnities by the Borrower	. ~~110~~108
SECTION 13.02. Indemnification by the Servicer	. ~~114~~111
ARTICLE XIV MISCELLANEOUS	. ~~115~~113
SECTION 14.01. Amendments, Etc	. ~~115~~113
SECTION 14.02. Notices, Etc	. ~~116~~114
SECTION 14.03. Assignability; Addition of Lenders	. ~~117~~114
SECTION 14.04. Costs and Expenses	. ~~119~~117
SECTION 14.05. No Proceedings; Limitation on Payments	. ~~120~~117
SECTION 14.06. Confidentiality	. ~~120~~117
SECTION 14.07. GOVERNING LAW	. ~~122~~119
SECTION 14.08. Execution in Counterparts	. ~~122~~119
SECTION 14.09. Integration; Binding Effect; Survival of Termination	. ~~122~~119
SECTION 14.10. CONSENT TO JURISDICTION	. ~~122~~120
SECTION 14.11. WAIVER OF JURY TRIAL	. ~~123~~120
SECTION 14.12. Ratable Payments	. ~~123~~120
SECTION 14.13. Limitation of Liability	. ~~123~~121
SECTION 14.14. Intent of the Parties	. ~~124~~121
SECTION 14.15. USA Patriot Act	. ~~124~~122
SECTION 14.16. Right of Setoff	. ~~124~~122
SECTION 14.17. Severability	. ~~125~~122
SECTION 14.18. Mutual Negotiations	. ~~125~~122
SECTION 14.19. Captions and Cross References	. ~~125~~122
SECTION 14.20. ESG Certificate	. ~~125~~123

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This RECEIVABLES FINANCING AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is entered into as of October 21, 2020 by and among the following parties:

(i)ENLINK MIDSTREAM FUNDING, LLC, a Delaware limited liability company, as Borrower (together with its successors and assigns, the “Borrower”);

(ii)the Persons from time to time party hereto as Lenders;

(iii)PNC BANK, NATIONAL ASSOCIATION (“PNC”), as Administrative Agent;

(iv)ENLINK MIDSTREAM OPERATING, LP, a Delaware limited partnership, in its individual capacity (“EMO”) and as initial Servicer (in such capacity, together with its successors and assigns in such capacity, the “Servicer”); and

(v)PNC CAPITAL MARKETS LLC, a Pennsylvania limited liability company, as Structuring Agent and as Sustainability Agent.

PRELIMINARY STATEMENTS

The Borrower has acquired, and will acquire from time to time, Receivables from the Originator(s) pursuant to the Sale and Contribution Agreement. The Borrower has requested that the Lenders make Loans from time to time to the Borrower, on the terms, and subject to the conditions set forth herein, secured by, among other things, the Receivables.

In consideration of the mutual agreements, provisions and covenants contained herein, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Account Control Agreement” means (i) the WF Deposit Account Control Agreement and (ii) each agreement, in form and substance reasonably satisfactory to the Administrative Agent, among the Borrower, the Servicer (if applicable), the Administrative Agent and a Collection Account Bank, governing the terms of the related Collection Accounts that provides the Administrative Agent with control within the meaning of the UCC over the deposit accounts subject to such agreement.

~~“Adjusted LIBOR” means with respect to any Tranche Period, the interest rate per annum determined by the Administrative Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1.00% per annum) (i) the rate of interest determined by the Administrative Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) to be the rate per annum for deposits in Dollars as reported on the Reuters Screen LIBOR01 Page as the composite offered rate for London interbank deposits for such Tranche Period (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at or about 11:00 a.m. (London time) on the Business Day which is two (2) Business Days prior to the first day of such Tranche Period for an amount comparable to the Portion of Capital to be funded at Adjusted LIBOR during such Tranche Period, by (ii) a number equal to 1.00 minus the Euro Rate Reserve Percentage; provided, however, that with respect to the initial Tranche Period for a Loan that is not advanced on a Tranche Reset Date, Adjusted LIBOR shall be the interest rate per~~

~~annum equal to LMIR for each day during such initial Tranche Period from the date that such Loan is made pursuant to Section 2.01 until the next occurring Tranche Reset Date. The calculation of Adjusted LIBOR may also be expressed by the following formula:~~

~~Composite of London interbank offered rates shown on~~
~~Adjusted LIBOR =~~	~~Reuters Screen LIBOR01 Page or appropriate successor~~
~~1.00 Euro Rate Reserve Percentage~~

~~Adjusted LIBOR shall be adjusted on the effective date of any change in the Euro Rate Reserve Percentage as of such effective date. The Administrative Agent shall give prompt notice to the Borrower of Adjusted LIBOR as determined or adjusted in accordance herewith (which determination shall be conclusive absent manifest error). Notwithstanding the foregoing, if Adjusted LIBOR as determined herein would be less than zero (0.00)% per annum, such rate shall be deemed to be zero (0.00)% per annum for purposes of this Agreement.~~

“Administrative Agent” means PNC, in its capacity as contractual representative for the Credit Parties, and any successor thereto in such capacity appointed pursuant to Article XI or Section 14.03(f).

“Adverse Claim” means any Lien, other than a Permitted Lien.

“Advisors” has the meaning set forth in Section 14.06(c).

“Affected Person” means each Credit Party and each of their respective Affiliates.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person. For purposes of this definition, control of a Person shall mean the power, direct or indirect: (x) to vote twenty-five percent (25.00%) or more of the securities having ordinary voting power for the election of directors or managers of such Person or (y) to direct or cause the direction of the management and policies of such Person, in either case whether by ownership of securities, contract, proxy or otherwise.

“Affiliate Collections” means, with respect to any Affiliate Receivable: (a) all funds that are received by any Affiliate of Parent or any other Person on their behalf in payment of any

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which any of its property is bound. For the avoidance of doubt, FATCA shall constitute an “Applicable Law” for all purposes of this Agreement.

“Assignment and Acceptance Agreement” means an assignment and acceptance agreement entered into by a Lender, an Eligible Assignee and the Administrative Agent, and, if required, the Borrower, pursuant to which such Eligible Assignee may become a party to this Agreement, in substantially the form of Exhibit C hereto.

“Assumption Agreement” has the meaning set forth in Section 14.03(h).

“Attorney Costs” means and includes all reasonable and documented out-of-pocket fees, costs, expenses and disbursements of any law firm or other external counsel. Except after the occurrence and continuance of an Event of Default, for any Attorney Costs for the Borrower Indemnified Parties and the Servicer Indemnified Parties, such Attorney Costs shall be limited to one counsel to all Borrower Indemnified Parties and Servicer Indemnified Parties (taken as a whole) and, if reasonably necessary, a single local counsel for all Borrower Indemnified Parties and Servicer Indemnified Parties (taken as a whole) in each relevant jurisdiction and with respect to each relevant specialty, and in the case of an actual or perceived conflict of interest, one additional counsel in each relevant jurisdiction to the affected Borrower Indemnified Parties and Servicer Indemnified Parties similarly situated and taken as a whole.

“Bankruptcy Code” means the United States Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.), as amended from time to time.

“Base Rate” means, for any day ~~and any Lender,~~ a fluctuating ~~interest rate per annum as shall be in effect from time to time, which rate shall be at all times equal to the greater of:~~per annum rate of interest equal to the highest of (i) the Overnight Bank Funding Rate, plus 0.50%, and (ii) the Prime Rate; provided, however, if the Base Rate as determined above would be less than zero, then such rate shall be deemed to be zero. Any change in the Base Rate (or any component thereof) shall take effect at the opening of business on the day such change occurs.

“Base Rate Loan” means, at any time, any Loan or any related Capital (or portion thereof) on which Interest accrues by reference to the Base Rate.

“Benchmark Replacement” has the meaning set forth in Section 5.06.

~~(a)the rate of interest in effect for such day as publicly announced from time to time by such Lender or its Affiliate as its “reference rate” or “prime rate”, as applicable. Such “reference rate” or “prime rate” is set by the applicable Lender or its Affiliate based upon various factors, including such Person’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such announced rate, and is not necessarily the lowest rate charged to any customer; and~~

~~(b)0.50% per annum above the latest Overnight Bank Funding Rate; and~~

~~(c)0.625% per annum above Adjusted LIBOR applicable to the Interest Period for which the Base Rate is then being determined.~~

“Beneficial Owner” means, for the Borrower, each of the following: (a) each individual, if any, who, directly or indirectly, owns twenty-five percent (25.00%) or more of the Borrower’s Capital Stock; and (b) a single individual with significant responsibility to control, manage, or direct the Borrower.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Borrower” has the meaning specified in the preamble to this Agreement.

“Borrower Indemnified Amounts” has the meaning set forth in Section 13.01(a).

“Borrower Indemnified Party” has the meaning set forth in Section 13.01(a).

“Borrower Obligations” means all present and future indebtedness, reimbursement obligations, and other liabilities and obligations (howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, or due or to become due) of the Borrower to any Credit Party, Borrower Indemnified Party and/or any Affected Person, arising under or in connection with this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby, and shall include, all Capital and Interest on the Loans, all Fees and all other amounts due or to become due under the Transaction Documents (whether in respect of fees, costs, expenses, indemnifications or otherwise), including interest, fees and other obligations that accrue after the commencement of any Insolvency Proceeding with respect to the Borrower (in each case whether or not allowed as a claim in such proceeding).

“Borrower’s Net Worth” means, at any time of determination, an amount equal to (i) the aggregate Outstanding Balance of all Pool Receivables at such time, minus (ii) the sum of (A) the Aggregate Capital at such time, plus (B) the Aggregate Interest at such time, plus (C) the aggregate accrued and unpaid Fees at such time, plus (D) the aggregate outstanding principal balance of all Intercompany Loans at such time, plus (E) the aggregate accrued and unpaid interest on all Intercompany Loans at such time, plus (F) without duplication, the aggregate accrued and unpaid other Borrower Obligations at such time.

“Borrowing Base” means, at any time of determination, the amount equal to the lesser of (a) the Facility Limit and (b) the amount equal to (i) the Net Receivables Pool Balance at such time, minus (ii) the Total Reserves at such time.

“Borrowing Base Deficit” means, at any time of determination, the amount, if any, by which (a) the Aggregate Capital at such time, exceeds (b) the Borrowing Base at such time.

“Borrowing Tranche” means specified portions of Loans outstanding as follows: (a) any Loans (or Portions of Capital thereof) for which the applicable Interest Rate is determined by reference to the Term SOFR Rate and which have the same Interest Period shall constitute one Borrowing Tranche, (b) all Loans (or Portions of Capital thereof) for which the applicable Interest Rate is determined by reference to Daily 1M SOFR shall constitute one Borrowing Tranche, and (c) all Loans (or Portions of Capital thereof) for which the applicable Interest Rate is determined by reference to Base Rate shall constitute one Borrowing Tranche.

“Breakage Fee” means (a) for any Interest Period for which Interest is computed by reference to ~~Adjusted LIBOR~~the Term SOFR Rate and a reduction of Capital is made for any reason on any day other than the last day of the related Tranche Period or (b) to the extent that the Borrower shall for any reason fail to borrow (but excluding any failures to borrow resulting from a Lender default under this Agreement) on the date specified by the Borrower in the applicable Loan Request in connection with any request for funding pursuant to Article II of this Agreement, the amount, if any, of the resulting loss (other than lost profits), cost or expense incurred by reason of the liquidation or reemployment of deposits actually sustained by any Lender; provided, however, that the affected Lender shall use commercially reasonable efforts to minimize such loss or expense (including from the investment of the proceeds of such reductions of Capital or such amounts failed to be borrowed by the Borrower) and a certificate as to the amount of any Breakage Fee (including the computation of such amount) shall be submitted by the affected Lender to the Borrower and shall be conclusive and binding for all purposes, absent manifest error.

“Business Day” means any day (other than a Saturday or Sunday) on which: (a) banks are not authorized or required to close in Pittsburgh, Pennsylvania, or New York City, New York and (b) if this definition of “Business Day” is utilized in connection with ~~Adjusted LIBOR or LMIR, dealings are carried out in the London interbank market.~~an amount that bears interest at a rate based on SOFR or any direct or indirect calculation or determination of SOFR, the term “Business Day” means any such day that is also a U.S. Government Securities Business Day.

“Capital” means, with respect to any Lender, the aggregate amounts advanced to, or on behalf of, the Borrower in connection with all Loans made by such Lender pursuant to Article II, as reduced from time to time by Collections distributed and applied on account of such Capital pursuant to Section 4.01 and as reduced in accordance with Section 2.02; provided, that if such Capital shall have been reduced by any distribution and thereafter all or a portion of such distribution is rescinded or must otherwise be returned for any reason, such Capital shall be increased by the amount of such rescinded or returned distribution as though it had not been made.

“Capital Stock” means, with respect to any Person, any and all common shares, preferred shares, interests, participations, rights in or other equivalents (however designated) of such Person’s capital stock, partnership interests, limited liability company interests, membership interests or other equivalent interests and any rights (other than debt securities convertible into or exchangeable for capital stock), warrants or options exchangeable for or convertible into such capital stock or other equity interests.

“Certificate of Beneficial Ownership” means, for the Borrower, a certificate in form and substance acceptable to the Administrative Agent (as amended or modified by the Administrative Agent from time to time in its sole discretion), certifying, among other things, the Beneficial Owner of the Borrower.

“Change in Control” means the occurrence of any of the following:

(a) EnLink NGL Marketing, LP ceases to own, directly, 100.00% of the issued and outstanding Capital Stock, membership interests and all other equity interests of the Borrower free and clear of all Adverse Claims;

such Obligor and such Special Obligor and shall be calculated as if such Obligor and such Special Obligor were a single Obligor.

Special Obligor	Special Concentration Limit
Devon Energy Corp	20.00%

“Concentration Reserve Percentage” means, at any time of determination, the largest of: (a) the sum of the five (5) largest Obligor Percentages of the Group D Obligors, (b) the sum of the three (3) largest Obligor Percentages of the Group C Obligors, (c) the sum of the two (2) largest Obligor Percentages of the Group B Obligors and (d) the largest Obligor Percentage of the Group A Obligors; provided, that, for purposes of determining the Concentration Reserve Percentage, with respect to any Eligible Receivable that is supported by an Eligible Supporting Letter of Credit or is an Insured Receivable, the “Obligor” thereof (including for purposes of determining such Obligor’s Obligor Percentage and status as a Group A Obligor, Group B Obligor, Group C Obligor or Group D Obligor) shall be deemed to be the related Eligible Supporting Letter of Credit Provider or Eligible Credit Insurance Provider, as applicable; provided, further, that (x) if any Pool Receivable is partially supported by an Eligible Supporting Letter of Credit, then the “Obligor” thereof shall be deemed to be (i) with respect to the Unsupported Outstanding Balance of such Pool Receivable, the Obligor of such Pool Receivable and (ii) with respect to the Supported Outstanding Balance of such Pool Receivable, the related Eligible Supporting Letter of Credit Provider and (y) with respect to any Insured Receivable, the “Obligor” thereof shall be deemed to be (i) with respect to the Insured Amount of the Outstanding Balance of any Insured Receivable, the related Eligible Credit Insurance Provider and (ii) with respect to the remaining Outstanding Balance, if any, the Obligor of such Insured Receivable.

“Conforming Changes” means, with respect to Daily 1M SOFR, the Term SOFR Rate or any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of Daily 1M SOFR, the Term SOFR Rate or such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of Daily 1M SOFR, the Term SOFR Rate or the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Transaction Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contra Account Amount” means, at any time of determination and with respect to any Obligor, an amount equal to the lesser of (i) the Contra Amount at such time with respect to such

“Daily 1M SOFR” means, for any day, the rate per annum determined by the Administrative Agent by dividing (the resulting quotient rounded upwards, at the Administrative Agent’s discretion, to the nearest 1/100th of 1%) (a) the Term SOFR Reference Rate for such day for a one (1) month period, as published by the Term SOFR Administrator, by (b) a number equal to 1.00 minus the SOFR Reserve Percentage; provided, that if Daily 1M SOFR, determined as provided above, would be less than the SOFR Floor, then Daily 1M SOFR shall be deemed to be the SOFR Floor. Such rate of interest will be adjusted automatically as of each Business Day based on changes in Daily 1M SOFR without notice to the Borrower.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), the interest rate per annum determined by the Administrative Agent by dividing (the resulting quotient rounded upwards, at the Administrative Agent’s discretion, to the nearest 1/100th of 1%) (A) SOFR for the day (the “SOFR Determination Date”) that is 2 Business Days prior to (i) such SOFR Rate Day if such SOFR Rate Day is a Business Day or (ii) the Business Day immediately preceding such SOFR Rate Day if such SOFR Rate Day is not a Business Day, by (B) a number equal to 1.00 minus the SOFR Reserve Percentage, in each case, as such SOFR is published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source identified by the Federal Reserve Bank of New York or its successor administrator for the secured overnight financing rate from time to time. If Daily Simple SOFR as determined above would be less than the SOFR Floor, then Daily Simple SOFR shall be deemed to be the SOFR Floor. If SOFR for any SOFR Determination Date has not been published or replaced with a Benchmark Replacement by 5:00 p.m. (Pittsburgh, Pennsylvania time) on the second Business Day immediately following such SOFR Determination Date, then SOFR for such SOFR Determination Date will be SOFR for the first Business Day preceding such SOFR Determination Date for which SOFR was published in accordance with the definition of “SOFR”; provided that SOFR determined pursuant to this sentence shall be used for purposes of calculating Daily Simple SOFR for no more than 3 consecutive SOFR Rate Days. If and when Daily Simple SOFR as determined above changes, any applicable rate of interest based on Daily Simple SOFR will change automatically without notice to the Borrower, effective on the date of any such change.

“Days’ Sales Outstanding” means, for any Fiscal Month, an amount computed as of the last day of such Fiscal Month equal to: (a) the average of the Outstanding Balance of all Pool Receivables as of the last day of each of the three (3) most recent Fiscal Months ended on the last day of such Fiscal Month, divided by (b) (i) the aggregate initial Outstanding Balance of all Pool Receivables generated by the Originators during the three (3) most recent Fiscal Months ended on the last day of such Fiscal Month, divided by (ii) ninety (90).

“Debt” means, as to any Person at any time of determination, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (i) borrowed money, (ii) amounts raised under or liabilities in respect of any bonds, debentures, notes, note purchase, acceptance or credit facility, or other similar instruments or facilities, (iii) reimbursement obligations (contingent or otherwise) under any letter of credit, (iv) any other transaction (including production payments (excluding royalties), installment purchase agreements, forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations and (ii) with respect to the remaining Outstanding Balance, if any, the Obligor of such Insured Receivable.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to an Affected Person or required to be withheld or deducted from a payment to an Affected Person: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Affected Person being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires an interest in the Loan or Commitment (for the avoidance of doubt, including, without limitation, by funding such Loan or becoming a party to this Agreement) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 5.03, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Affected Person’s failure to comply with Sections 5.03(f), (g) or (i), and (d) any withholding Taxes imposed pursuant to FATCA.

“Exiting Lender” has the meaning set forth in Section 2.02(g).

“Facility Limit” means $~~350,000,000~~500,000,000 as reduced from time to time pursuant to Section 2.02(e). References to the unused portion of the Facility Limit shall mean, at any time of determination, an amount equal to (x) the Facility Limit at such time, minus (y) the Aggregate Capital at such time.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any applicable intergovernmental agreement, treaty or convention entered into between the United States and any other Governmental Authority in connection with the implementation of the foregoing and any fiscal or regulatory legislation, rules or official practices adopted pursuant to any such intergovernmental agreement, treaty or convention.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.

“Fee Letter” has the meaning specified in Section 2.03(a). “Fees” has the meaning specified in Section 2.03(a).

“Final Maturity Date” means the date that (i) is ninety (90) days following the Scheduled Termination Date or (ii) such earlier date on which the Aggregate Capital and all other Borrower Obligations become due and payable pursuant to Section 10.01.

“Insured Amount” means, with respect to any Insured Receivable, the excess, if any, of (a) the Outstanding Balance of such Receivable, over (b) the total amount of deductibles and coinsurance with respect to a claim in an amount equal to the Outstanding Balance of such Insured Receivable and such other amounts as reasonably determined by the Administrative Agent (in its sole and absolute discretion) likely to diminish any recovery for a related claim under the related Eligible Credit Insurance (including, without limitation, fees associated with claims, any discount to present value based on the expected timing of such recovery, other “haircut” amounts based on the likelihood of recovery under the related Eligible Credit Insurance or proportionate reductions in circumstances in which a Credit Insurance Policy is issued by multiple insurers and one or more insurers in the syndicate (considered individually) is not an Eligible Credit Insurance Provider).

“Insured Receivable” means each Receivable of an Obligor for which the Outstanding Balance (when aggregated with each other Receivable owing by such Obligor that was originated prior to such Receivable) is less than or equal to the then-effective maximum amount available for payments established for such Obligor for all claims relating to such Obligor during the related policy period under and pursuant to Eligible Credit Insurance; provided that no Receivable shall constitute an Insured Receivable at any time the Credit Insurance Policy relating thereto shall cease to constitute Eligible Credit Insurance; provided, further, that no Receivable shall constitute an Insured Receivable unless (a) such Receivable and the related Contract (pursuant to its express terms) is governed by the laws of the United States and (b) under such related Contract, the related Obligor expressly submits to the jurisdiction of the courts or binding arbitration body, in either case, in the United States for purposes of any litigation, arbitration or similar proceeding with respect to any dispute regarding such Receivable.

“Intended Tax Treatment” has the meaning set forth in Section 14.14.

“Intercompany Loan” has the meaning set forth in the Sale and Contribution Agreement.

“Intercompany Loan Agreement” has the meaning set forth in the Sale and Contribution Agreement.

“Interest” means, for each Loan for any day during any Interest Period (or portion thereof), the amount of interest accrued on the Capital of such Loan during such Interest Period (or portion thereof) in accordance with ~~Section 2.03(b)~~this Agreement.

“Interest Period” means, with respect to each Loan, (a) before the Termination Date: (i) initially, the period commencing on the date such Loan is made pursuant to Section 2.01 (or in the case of any fees payable hereunder, commencing on the Closing Date) and ending on (but not including) the next Monthly Settlement Date and (ii) thereafter, each period commencing on such Monthly Settlement Date and ending on (but not including) the next Monthly Settlement Date and (b) on and after the Termination Date, such period (including a period of one day) as shall be selected from time to time by the Administrative Agent (with the consent or at the direction of the Majority Lenders) or, in the absence of any such selection, each period of thirty (30) days from the last day of the preceding Interest Period.

“Interest Rate” means, subject to Sections 2.03, 5.04 and 5.06, for any day in any Interest Period for any Loan (or any ~~portion~~Portion of Capital thereof):

~~(a) subject to Sections 5.04 and 5.06 and so long as no Event of Default has occurred and is continuing on such day, LMIR or Adjusted LIBOR as determined pursuant to Section 2.05; provided, however, that the Interest Rate applicable to any LIBOR Loan that is not advanced on a Tranche Reset Date shall be LMIR for each day during the initial Interest Period applicable to such Loan from the date such Loan is made pursuant to Section 2.01 until the next occurring Tranche Reset Date; or~~

(a)    if no Event of Default is then continuing, the sum of (i) either (x) if the Borrower has elected for such Loan (or any Portion of Capital thereof) to accrue interest by reference to the Term SOFR Rate during such Interest Period in accordance with Section 2.05(a), the Term SOFR Rate for such day, or (y) in any other case (including if no such election has been made), Daily 1M SOFR plus (ii) the SOFR Adjustment; or

(b)    ~~for any day while~~if an Event of Default has occurred and is continuing, an interest rate per annum equal to the sum of 2.00% per annum plus the greater of (i) the ~~interest rate per annum determined for such Loan and~~sum of the Daily 1M SOFR for such day ~~pursuant to clause (a) above~~plus the SOFR Adjustment, and (ii) the Base Rate in effect on such day; provided~~, however, that no provision of this Agreement shall require the payment or permit the collection of Interest in excess of the maximum permitted by Applicable Law; provided, further~~, however, that Interest for any Loan shall not be considered paid by any distribution to the extent that at any time all or a portion of such distribution is rescinded or must otherwise be returned for any reason.

For the avoidance of doubt, if any Loan is converted to, or deemed to be, a Base Rate Loan pursuant to the terms hereof, the Interest Rate for such Loan shall be the Base Rate as in effect from time to time (plus any additional margin or spread imposed pursuant to clause (b) above).

“Investment Company Act” means the Investment Company Act of 1940, as amended or otherwise modified from time to time.

“LCR Security” means any commercial paper or security (other than equity securities issued to Parent or any Originator that is a consolidated subsidiary of Parent under GAAP) within the meaning of Paragraph __.32(e)(viii) of the final rules titled Liquidity Coverage Ratio: Liquidity Risk Measurement Standards, 79 Fed. Reg. 197, 61440 et seq. (October 10, 2014).

“Lenders” means PNC and each other Person that is or becomes a party to this Agreement in the capacity of a “Lender”.

“Level 1 Ratings Event” means at any time Parent has (a) a Long-term Issuer Credit Rating by S&P below “BB-” or (b) a Long-term Corporate Family Rating by Moody’s below “Ba3”.

“Level 2 Ratings Event” means at any time Parent (a) has a Long-term Issuer Credit Rating by S&P below “B”, (b) has a Long-term Corporate Family Rating by Moody’s below “B2” or (c) is no longer rated by both S&P and Moody’s.

~~“LIBOR Loan” means any Loan accruing Interest at Adjusted LIBOR.~~

“Lien” means any ownership interest or claim, mortgage, deed of trust, pledge, lien, security interest, hypothecation, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given and whether or not evidenced by a filed financing statement, including, but not limited to, any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing).

“Linked Account” means any controlled disbursement account, controlled balance account or other deposit account maintained by a Collection Account Bank for the Parent, Performance Guarantor, Servicer, Originator or any Affiliate thereof and linked to any Collection Account by a zero balance account connection or other automated funding mechanism or controlled balance arrangement.

~~“LMIR” means for any day during any Interest Period, the interest rate per annum determined by the Administrative Agent (which determination shall be conclusive absent manifest error) by dividing (i) the one month eurodollar rate for Dollar deposits as reported on the Reuters Screen LIBOR01 Page or any other service or page that may replace such page from time to time for the purpose of displaying offered rates of leading banks for London interbank deposits in Dollars, as of 11:00 a.m. (London time) on such day, or if such day is not a Business Day, then the immediately preceding Business Day (or if not so reported, then as determined by the Administrative Agent from another recognized source for interbank quotation), in each case, changing when and as such rate changes, by (ii) a number equal to 1.00 minus the Euro Rate Reserve Percentage on such day. The calculation of LMIR may also be expressed by the following formula:~~

~~One month Eurodollar rate for Dollars~~
~~LMIR~~	~~shown on the Reuters Screen LIBOR01 Page or appropriate successor~~
~~1.00 Euro Rate Reserve Percentage~~

~~LMIR shall be adjusted on the effective date of any change in the Euro Rate Reserve Percentage as of such effective date. Notwithstanding the foregoing, if LMIR as determined herein would be less than zero (0.00)% per annum, such rate shall be deemed to be zero (0.00)% per annum for purposes of this Agreement.~~

“Loan” means any loan made by a Lender pursuant to Article II.

“Loan Request” means a letter in substantially the form of Exhibit A hereto executed and delivered by the Borrower to the Administrative Agent and the Lenders pursuant to Section 2.02(a).

“Lock-Box” means each locked postal box with respect to which a Collection Account Bank has executed an Account Control Agreement pursuant to which it has been granted exclusive access for the purpose of retrieving and processing payments made on the Receivables and which is listed on Schedule II (as such schedule may be modified from time to time in connection with the addition or removal of any Lock-Box in accordance with the terms hereof).

“Prime Rate” means the interest rate per annum announced from time to time by the Administrative Agent at its main offices in Pittsburgh, Pennsylvania as its then prime rate, which rate may not be the lowest or most favorable rate then being charged to commercial borrowers or others by the Administrative Agent and may not be tied to any external rate of interest or index. Any change in the Prime Rate shall take effect at the opening of business on the day such change is announced.

“Qualifying Owners” means GIP and its Subsidiaries.

“Receivable” means any right to payment of a monetary obligation, whether or not earned by performance, owed to any Originator or the Borrower (as assignee of an Originator), whether constituting an account, chattel paper, payment intangible, instrument or general intangible, in each instance arising in connection with the sale of goods that have been or are to be sold or for services rendered or to be rendered, and includes, without limitation, the obligation to pay any service charges, finance charges, interest, fees, Sales Taxes and other charges with respect thereto. Any such right to payment arising from any one transaction, including, without limitation, any such right to payment represented by an individual invoice or agreement, shall constitute a Receivable separate from a Receivable consisting of any such right to payment arising from any other transaction.

“Receivables Pool” means, at any time of determination, all of the then outstanding Receivables transferred (or purported to be transferred) to the Borrower pursuant to the Sale and Contribution Agreement prior to the Termination Date.

“Register” has the meaning set forth in Section 14.03(b).

“Related Rights” has the meaning set forth in Section 1.1 of the Sale and Contribution Agreement.

“Related Security” means, with respect to any Receivable:

(a)all of the Borrower’s and each Originator’s interest in any goods (including Returned Goods), and documentation of title evidencing the shipment or storage of any goods (including Returned Goods), the sale of which gave rise to such Receivable;

(b)all instruments and chattel paper that may evidence such Receivable;

(c)all letter of credit rights, other security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all UCC financing statements or similar filings relating thereto;

(d)solely to the extent applicable to such Receivable, all of the Borrower’s and each Originator’s rights, interests and claims under the related Contracts and all guaranties, indemnities, insurance and other agreements (including any Eligible Credit Insurance or Eligible Supporting Letter of Credit and any other supporting letter of credit or any proceeds of any drawings thereunder, and the related Contract) or arrangements of whatever character from time to time supporting or securing payment of such Receivable deposited in a Collection Account with respect to the full Outstanding Balance of the related Receivables.

“S&P” means Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business, and any successor thereto that is a nationally recognized statistical rating organization.

“Sale and Contribution Agreement” means the Sale and Contribution Agreement, dated as of the Closing Date, among the Servicer, the Originators and the Borrower, as such agreement may be amended, supplemented or otherwise modified from time to time.

“Sale and Contribution Termination Event” has the meaning set forth in the Sale and Contribution Agreement.

“Sales Taxes” means sales, use or similar Taxes that are (i) imposed in connection with the sale of goods or services rendered, (ii) payable in connection with the Receivables and their creation and satisfaction and (iii) required by Applicable Law to be remitted by an Originator or the Borrower to a Governmental Authority. For the avoidance of doubt, “Sales Taxes” shall not include any Taxes imposed on or with respect to payments of Capital, Interest, or Fees under this Agreement.

“Sanctioned Jurisdiction” means any country, territory, or region that is itself the subject of sanctions administered by OFAC.

“Sanctioned Person” means (a) a Person that is the subject of sanctions administered by OFAC or the U.S. Department of State, including by virtue of being (i) named on OFAC’s list of “Specially Designated Nationals and Blocked Persons”; (ii) organized under the laws of, ordinarily resident in, or physically located in a Sanctioned Jurisdiction; (iii) owned or controlled 50% or more in the aggregate, by one or more Persons that are the subject of sanctions administered by OFAC; (b) a Person that is the subject of sanctions maintained by the European Union (“E.U.”), including by virtue of being named on the E.U.’s “Consolidated list of persons, groups and entities subject to E.U. financial sanctions” or other, similar lists; (c) a Person that is the subject of sanctions maintained by the United Kingdom (“U.K.”), including by virtue of being named on the “Consolidated List Of Financial Sanctions Targets in the U.K.” or other, similar lists; or (d) a Person that is the subject of sanctions imposed by any Governmental Authority of a jurisdiction whose laws apply to this Agreement.

“Scheduled Termination Date” means ~~September 24~~August 1, ~~2024~~2025, as such date may be extended from time to time pursuant to Section 2.02(g).

“SEC” means the U.S. Securities and Exchange Commission or any governmental agencies substituted therefor.

“Secured Parties” means each Credit Party, each Borrower Indemnified Party and each Affected Person.

“Securities Act” means the Securities Act of 1933, as amended or otherwise modified from time to time.

“Servicer” has the meaning set forth in the preamble to this Agreement.

“Servicer Indemnified Amounts” has the meaning set forth in Section 13.02(a).

“Servicer Indemnified Party” has the meaning set forth in Section 13.02(a).

“Servicing Fee” means the fee referred to in Section 9.06(a) of this Agreement.

“Servicing Fee Rate” means the rate referred to in Section 9.06(a) of this Agreement.

“Settlement Date” means with respect to any Portion of Capital for any Interest Period or any Interest or Fees, (i) so long as no Event of Default has occurred and is continuing and the Termination Date has not occurred, the Monthly Settlement Date and (ii) on and after the Termination Date or if an Event of Default has occurred and is continuing, each day selected from time to time by the Administrative Agent (with the consent or at the direction of the Majority Lenders) (it being understood that the Administrative Agent (with the consent or at the direction of the Majority Lenders) may select such Settlement Date to occur as frequently as daily), or, in the absence of such selection, the Monthly Settlement Date.

“SOFR” means, for any day, a rate equal to the secured overnight financing rate as administered by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Adjustment” means ten basis points (0.10%).

“SOFR Floor” means a rate of interest per annum equal to zero basis points (0.00%).

“SOFR Reserve Percentage” means, for any day, the maximum effective percentage in effect on such day, if any, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including, without limitation, supplemental, marginal and emergency reserve requirements) with respect to SOFR funding. As of August 1, 2022, the SOFR Reserve Percentage is zero.

“Solvent” means, with respect to any Person and as of any particular date, (i) the present fair market value (or present fair saleable value) of the assets of such Person is not less than the total amount required to pay the probable liabilities of such Person on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured, (ii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and commitments as they mature and become due in the normal course of business, (iii) such Person is not incurring debts or liabilities beyond its ability to pay such debts and liabilities as they mature and (iv) such Person is not engaged in any business or transaction, and is not about to engage in any business or transaction, for which its property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged.

“Special Concentration Limit” has the meaning set forth in the definition of Concentration Percentage.

“Special Obligor” has the meaning set forth in the definition of Concentration Percentage.

“Specified Paydown Event” means the occurrence of any of the following: (i) an Event of Default or Unmatured Event of Default pursuant to Section 10.01(f) or (ii) the Borrower or the Servicer reasonably believes that an Event of Default pursuant to Section 10.01(f) will occur within the next thirty (30) days as specified by the Borrower or the Servicer by written notice to the Administrative Agent setting forth in reasonable detail the calculations to support such notice.

“Specified Pool Receivables” has the meaning set forth in the Fee Letter.

“Structuring Agent” means PNC Capital Markets LLC, a Pennsylvania limited liability company.

“Sub-Servicer” has the meaning set forth in Section 9.01(d).

“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power (other than stock or other interests having such power only by reason of the happening of a contingency) for the election of the board of directors or other governing body of such entity are at the time owned, or management of which is otherwise controlled, or both: (a) by such Person, (b) by one or more Subsidiaries of such Person or (c) by such Person and one or more Subsidiaries of such Person.

“Supported Outstanding Balance” means, for any Receivable at any time that is supported in whole or in part by an Eligible Supporting Letter of Credit, the lesser of (a) the Outstanding Balance of such Receivable and (b) the face amount of such Eligible Supporting Letter of Credit.

“Sustainability Agent” means PNC Capital Markets LLC, a Pennsylvania limited liability company.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority and all interest, penalties, and additions to tax with respect thereto.

“Terminating Originator” has the meaning set forth in Section 8.3 of the Sale and Contribution Agreement.

“Terminating Originator Effective Date” has the meaning set forth in Section 8.3 of the Sale and Contribution Agreement.

“Termination Date” means the earliest to occur of (a) the Scheduled Termination Date, (b) the date on which the “Termination Date” is declared or deemed to have occurred under Section 10.01 and (c) the date selected by the Borrower on which all Commitments have been reduced to zero pursuant to Section 2.02(e).

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Rate” means, with respect to any amount for which the Term SOFR Reference Rate applies, for any day in any Interest Period, the interest rate per annum determined by the Administrative Agent by dividing (the resulting quotient rounded upwards, at the Administrative Agent’s discretion, to the nearest 1/100th of 1%) (A) the Term SOFR Reference Rate for a term of one month on the day (the “Term SOFR Determination Date”) that is two (2) Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator, by (B) a number equal to 1.00 minus the SOFR Reserve Percentage. If the Term SOFR Reference Rate for the applicable tenor has not been published or replaced with a Benchmark Replacement by 5:00 p.m. (Pittsburgh, Pennsylvania time) on the Term SOFR Determination Date, then the Term SOFR Reference Rate, for purposes of clause (A) in the preceding sentence, shall be the Term SOFR Reference Rate for such tenor on the first Business Day preceding such Term SOFR Determination Date for which such Term SOFR Reference Rate for such tenor was published in accordance herewith, so long as such first preceding Business Day is not more than three (3) Business Days prior to such Term SOFR Determination Date. If the Term SOFR Rate, determined as provided above, would be less than the SOFR Floor, then the Term SOFR Rate shall be deemed to be the SOFR Floor.

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Total Reserves” means, at any time of determination, an amount equal to the product of (i) the sum of: (a) the Yield Reserve Percentage, plus (b) the greater of (I) the sum of the Concentration Reserve Percentage, plus the Minimum Dilution Reserve Percentage and (II) the sum of the Loss Reserve Percentage, plus the Dilution Reserve Percentage, times (ii) the Net Receivables Pool Balance at such time.

~~“Tranche Period” means, with respect to any LIBOR Loan, a period of one, two, three or six months selected by the Borrower pursuant to Section 2.05. Each Tranche Period shall commence on a Tranche Reset Date and end on (but not including) the day which corresponds numerically to such Tranche Reset Date occurring one, two, three or six calendar months thereafter, as selected by the Borrower pursuant to Section 2.05; provided, however, that if the date any Loan made pursuant to Section 2.01 is not a Tranche Reset Date, the initial Tranche Period for such Loan shall commence on the date such Loan is made pursuant to Section 2.01 and end on the next Tranche Reset Date occurring after the day in the applicable succeeding calendar month which corresponds numerically to the beginning day of such initial Tranche Period; provided, further, that if any Tranche Period would end after the Termination Date, such Tranche Period (including a period of one day) shall end on the Termination Date.~~

~~“Tranche Reset Date” means, with respect to any LIBOR Loan, the Business Day on which the Borrower elects to change or continue the type of Interest Rate and/or Tranche Period borne by such LIBOR Loan pursuant to Section 2.05; provided, however, that there shall not be more than one (1) Tranche Reset Date for any Fiscal Month.~~

“Transaction Documents” means this Agreement, the Sale and Contribution Agreement, the Account Control Agreements, the Fee Letter, each Intercompany Loan Agreement, the Performance Guaranty, any Credit Insurance Policy and all other certificates, instruments, UCC financing statements, reports, notices, agreements and documents executed or delivered under or in connection with this Agreement, in each case as the same may be amended, supplemented or otherwise modified from time to time in accordance with this Agreement.

“UCC” means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction.

“Unbilled Receivable” means, at any time, any Receivable as to which the invoice or bill with respect thereto has not yet been sent to the Obligor thereof.

“Unmatured Event of Default” means an event that but for notice or lapse of time or both would constitute an Event of Default.

“Unsupported Outstanding Balance” means, for any Receivable at any time, (a) the then Outstanding Balance of such Receivable, less (b) the Supported Outstanding Balance for such Receivable.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday or Sunday or (b) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Obligor” means an Obligor that is a corporation or other business organization and is organized under the laws of the United States of America (or of a United States of America territory, district, state, commonwealth, or possession, including, without limitation, Puerto Rico and the U.S. Virgin Islands) or any political subdivision thereof.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 5.03(f)(ii)(B)(3).

“Volcker Rule” means Section 13 of the U.S. Bank Holding Company Act of 1956, as amended, and the applicable rules and regulations thereunder.

“Weekly Report” means a report, in substantially the form of Exhibit J.

“WF Deposit Account Control Agreement” means that certain deposit account control agreement, dated on or about the Closing Date, by and among the Borrower, the Servicer, the Administrative Agent and Wells Fargo Bank, National Association.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Yield Reserve Percentage” means, at any time of determination (expressed as a percentage and rounded to the nearest 1/100th of 1.00%, with 5/1000th of 1.00% rounded upward):

1.50 x DSO x (BR + SFR)
360

where:

BR = the Base Rate at such time;

DSO = the Days’ Sales Outstanding for the most recently ended Fiscal Month; and

SFR = the Servicing Fee Rate.

SECTION 1.02. Other Interpretative Matters. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York and not specifically defined herein, are used herein as defined in such Article 9. Unless otherwise expressly indicated, all references herein to “Article”, “Section”, “Schedule”, “Exhibit” or “Annex” shall mean articles and sections of, and schedules, exhibits and annexes to, this Agreement. For purposes of this Agreement, the other Transaction Documents and all such certificates and other documents, unless the context otherwise requires: (a) references to any amount as on deposit or outstanding on any particular date means such amount at the close of business on such day; (b) the words “hereof”, “herein” and “hereunder” and words of similar import refer to such agreement (or the certificate or other document in which they are used) as a whole and not to any particular provision of such agreement (or such certificate or document); (c) references to any Article, Section, Schedule, Exhibit or Annex are references to Articles, Sections, Schedules, Exhibits and Annexes in or to such agreement (or the certificate or other document in which the reference is made), and references to any paragraph, subsection, clause or other subdivision within any Section or definition refer to such paragraph, subsection, clause or other subdivision of such Section or definition; (d) the term “include” or “including” means “includes, without limitation,” or “including, without limitation,”, as applicable; (e) references to any Applicable Law refer to that Applicable Law as amended from time to time and include any successor Applicable Law; (f) references to any agreement refer to that agreement as from time to time amended, restated or supplemented or as the terms of such agreement are waived or modified in accordance with its terms; (g) references to any Person include that Person’s permitted successors and assigns; (h) headings are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof; (i) unless otherwise provided, in the calculation of time from a specified date to a later specified date, the term “from” means “from and including”, and the terms “to” and “until” each means “to but excluding”; (j) terms in one gender include the parallel terms in the neuter and opposite gender; (k) references to any amount as on deposit or outstanding on any particular date means such amount at the close of business on such day and (l) the term “or” is not exclusive. If both short-term and long-term ratings exist for an Obligor, short-term ratings will be used. If only one short-term rating exists for an Obligor, that rating will be used. If no short-term ratings and only one long-term rating exists for an Obligor, that rating will be used. If S&P and Moody’s ratings for an Obligor indicate a different group, the higher of the ratings will be used.

SECTION 1.03. Benchmark Replacement Notification. Section 5.06 of this Agreement provides a mechanism for determining an alternative rate of interest in the event that Daily 1M

SOFR or the Term SOFR Rate is no longer available or in certain other circumstances. The Administrative Agent does not warrant or accept any responsibility for and shall not have any liability with respect to, the administration, submission or any other matter related to Daily 1M SOFR or the Term SOFR Rate, or with respect to any alternative or successor rate thereto, or replacement rate therefor.

ARTICLE II

TERMS OF THE LOANS

SECTION 2.01. Loan Facility. Upon a request by the Borrower pursuant to Section 2.02, and on the terms and subject to the conditions hereinafter set forth, each Lender shall, ratably in accordance with its respective Commitment, severally and not jointly, make Loans to the Borrower from time to time during the period from the Closing Date to the Termination Date. Under no circumstances shall any Lender be obligated to make any such Loan if, after giving effect to such Loan:

(i)the Aggregate Capital would exceed the Facility Limit at such time;

(ii)the aggregate outstanding Capital of such Lender would exceed its Commitment; or

(iii)the Aggregate Capital would exceed the Borrowing Base at such time.

SECTION 2.02. Making Loans; Repayment of Loans. (a) Each Loan hereunder shall be made on at least one (1) Business Day’s prior written request from the Borrower to the Administrative Agent and each Lender in the form of a Loan Request attached hereto as Exhibit A, provided that, at any time when PNC (or an Affiliate thereof) is both the Administrative Agent and the sole Lender hereunder, if the Borrower enters into a separate written agreement with the Administrative Agent regarding Administrative Agent’s PINACLE® auto-advance service (or any similar or replacement electronic loan administration service implemented by the Administrative Agent), then any request for a Loan made using such service shall constitute a Loan Request, and each Loan made pursuant to such service shall be made on the date such Loan Request is received by the Administrative Agent. Each such request for a Loan shall be made no later than 3:00 p.m. (New York City time) on a Business Day (it being understood that any such request made after such time shall be deemed to have been made on the following Business Day) and shall specify (i) the amount of the Loan(s) requested (which shall not be less than $100,000 and shall be an integral multiple of $100,000), (ii) the allocation of such amount among the Lenders (which shall be ratable based on the Commitments), (iii) the account to which the proceeds of such Loan shall be distributed and (iv) the date such requested Loan is to be made (which shall be a Business Day).

(b) On the date of each Loan specified in the applicable Loan Request, the Lenders shall, upon satisfaction of the applicable conditions set forth in Article VI and pursuant to the other conditions set forth in this Article II, make available to the Borrower in same day funds an aggregate amount equal to the amount of such Loans requested, at the account set forth in the related Loan Request.

Obligations with respect to such reduction, including any Breakage Fees, by paying such amounts to the Lenders.

(g) Provided that no Event of Default or Unmatured Event of Default has occurred and is continuing, the Borrower may from time to time advise the Administrative Agent in writing of its desire to extend the Scheduled Termination Date for an additional 364 day period, provided that such request is made not more than one hundred twenty (120) days prior to, and not less than sixty (60) days prior to, the then current Scheduled Termination Date. The Administrative Agent and each Lender shall notify the Borrower and the Administrative Agent in writing whether or not such Person is agreeable to such extension (it being understood that the Administrative Agent and the Lenders may accept or decline such a request in their sole discretion and on such terms as they may elect) not less than thirty (30) days prior to the then current Scheduled Termination Date; provided, however, that if the Administrative Agent or any Lender fails to so notify the Borrower and the Administrative Agent, the Administrative Agent or such Lender, as the case may be, shall be deemed to have declined such extension. In the event that the Administrative Agent and one or more Lenders have so notified the Borrower and the Administrative Agent in writing that they are agreeable to such extension, the Borrower, the Servicer, the Administrative Agent and the applicable Lenders shall enter into such documents as the Administrative Agent and the applicable Lenders may deem necessary or appropriate to effect such extension, and all reasonable and documented out-of-pocket costs and expenses incurred by the Administrative Agent and the applicable Lenders in connection therewith (including Attorney Costs) shall be paid by the Borrower. In the event any Lender declines such request to extend the Scheduled Termination Date or is deemed to have declined such extension, such Lender shall be an “Exiting Lender” for all purposes of this Agreement.

SECTION 2.03. Interest and Fees.

(a)On each Settlement Date, the Borrower shall, in accordance with the terms and priorities for payment set forth in Section 4.01, pay to each Lender, the Administrative Agent, the Structuring Agent and the Sustainability Agent certain fees (collectively, the “Fees”) in the amounts set forth in the fee letter agreements from time to time entered into, among the Borrower and/or the Lenders and/or the Administrative Agent and/or the Structuring Agent and/or the Sustainability Agent (each such fee letter agreement, as amended, restated, supplemented or otherwise modified from time to time, collectively being referred to herein as the “Fee Letter”).

(b)Each Loan of each Lender and the Capital thereof shall accrue interest on each day when such Capital remains outstanding at the then applicable Interest Rate for such Loan. The Borrower shall pay all Interest ~~(including, for the avoidance of doubt, all Interest accrued on LIBOR Loans during an Interest Period regardless of whether the applicable Tranche Period has ended)~~, Fees and Breakage Fees accrued during each Interest Period on each Settlement Date in accordance with the terms and priorities for payment set forth in Section 4.01. For the avoidance of doubt, Interest accrued during each Interest Period shall be due and payable on the first Settlement Date after such Interest Period without regard to the availability of Collections for payment thereof.

(c)    If at any time the designated rate of interest applicable to any Loan made by any Lender exceeds such Lender’s highest lawful rate, the rate of interest on such Lender’s Loan shall be limited to such Lender’s highest lawful rate.

SECTION 2.04. Records of Loans. Each Lender shall record in its records, the date and amount of each Loan made by such Lender hereunder, the interest rate with respect thereto, the Interest accrued thereon and each repayment and payment thereof. Subject to Section 14.03(b), such records shall be conclusive and binding absent manifest error. The failure to so record any such information or any error in so recording any such information shall not, however, limit or otherwise affect the obligations of the Borrower hereunder or under the other Transaction Documents to repay the Capital of each Lender, together with all Interest accruing thereon and all other Borrower Obligations.

SECTION 2.05. Selection of ~~Interest Rates and Tranche Periods~~Daily 1M SOFR and Term SOFR Rate; Rate Quotations; Conforming Changes.

~~(a)    Subject to the following sentence, each Loan shall bear interest initially at LMIR. Thereafter, so long as no Event of Default has occurred and is continuing, the Borrower may from time to time elect to change or continue the type of Interest Rate and/or Tranche Period borne by each Loan or, subject to the minimum amount requirement for each outstanding Loan set forth in Section 2.02, a portion thereof by notice to the Administrative Agent not later than 11:00 a.m. (New York City time), one (1) Business Day prior to the expiration of any Tranche Period or Interest Period, as applicable; provided, that there shall not be more than three (3) LIBOR Loans outstanding hereunder at any one time; provided, further, that for the avoidance of doubt, any change from LMIR to Adjusted LIBOR and/or any change to a Tranche Period applicable to a Loan that did not occur on a Tranche Reset Date shall not be effective until the Tranche Reset Date occurring after the date of such request. Any such notices requesting the continuation or conversion of a Loan to the Administrative Agent may be given by telephone, telecopy, or other telecommunication device acceptable to the Administrative Agent (which notice shall be irrevocable once given and, if by telephone, shall be promptly confirmed in writing in a manner acceptable to the Administrative Agent).~~

~~(b)    If, by the time required in Section 2.05(a), the Borrower fails to select a Tranche Period or Interest Rate for any Loan, such Loan shall automatically accrue Interest at LMIR for the next occurring Interest Period.~~

(a) So long as no Event of Default is continuing, the Borrower may, by written notice to the Administrative Agent, elect for all or any portion of the Aggregate Capital to accrue interest by reference to the Term SOFR Rate (rather than Daily 1M SOFR) during any Interest Period. Any such notice must specify the amount of the Aggregate Capital subject of such election and must be delivered not later than two (2) Business Days prior to the first day of the affected Interest Period. Any such portion of the Aggregate Capital that is subject to such an election shall be apportioned among the respective Lenders’ Capital ratably. Notwithstanding the foregoing, (x) the Borrower shall not make such an election if, as a result thereof, more than five Borrowing Tranches would exist and (y) each Borrowing Tranche for Loans accruing interest by reference to the Term SOFR Rate shall be not be less than $1,000,000 and shall be an integral multiple of $100,000. For the avoidance of doubt, if an Event of Default is then continuing, the Interest Rate for any Loan (and any Portion of Capital thereof) shall be determined pursuant to the definition of Interest Rate notwithstanding any otherwise applicable election by the Borrower.

(b)    The Borrower may call the Administrative Agent on or before the date on which a Loan Request is to be delivered to receive an indication of the rates then in effect, but it is acknowledged that such projection shall not be binding on the Administrative Agent or the Lenders nor affect the rate of interest which thereafter is actually in effect when the election is made.

(c)    With respect to Daily 1M SOFR and the Term SOFR Rate, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Transaction Document; provided that, with respect to any such amendment effected, the Administrative Agent shall provide notice to the Borrower and the Lenders each such amendment implementing such Conforming Changes reasonably promptly after such amendment becomes effective.

SECTION 2.06. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)    The Unused Fee (as defined in the Fee Letter) shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender.

(b)    The Commitment and Capital of such Defaulting Lender shall not be included in determining whether the Majority Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 14.01); provided, that, except as otherwise provided in Section 14.01, this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender directly affected thereby (if such Lender is directly affected thereby).

(c)    In the event that the Administrative Agent and the Borrower each agrees in writing that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then on such date such Lender shall purchase at par such of the Loans of the other Lenders or take such other actions as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its percentage of the aggregate Commitments of all Lenders, whereupon such Lender will cease to be a Defaulting Lender; provided, that no adjustments shall be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender, and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

(b)    Each of the Borrower and the Servicer shall, to the extent permitted by Applicable Law, pay interest on any amount not paid or deposited by it when due hereunder, at an interest rate per annum equal to 2.50% per annum above the Base Rate, payable on demand.

(c)    All computations of interest under subsection (b) above and all computations of Interest, Fees and other amounts hereunder shall be made on the basis of a year of 360 days (or, in the case of amounts determined by reference to the Base Rate, 365 or 366 days, as applicable) for the actual number of days (including the first but excluding the last day) elapsed. Whenever any payment or deposit to be made hereunder shall be due on a day other than a Business Day, such payment or deposit shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of such payment or deposit.

ARTICLE V

INCREASED COSTS; FUNDING LOSSES; TAXES; ILLEGALITY AND SECURITY
INTEREST

SECTION 5.01. Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i)    impose, modify or deem applicable any reserve, special deposit, liquidity, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Affected Person (except any reserve requirement reflected in ~~Adjusted LIBOR or LMIR~~the Interest Rate due to application of the SOFR Reserve Percentage);

(ii)    subject any Credit Party to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)    impose on any Affected Person any other condition, cost or expense (other than Taxes) (A) affecting the Collateral, this Agreement, any other Transaction Document, any Loan or any participation therein or (B) affecting its obligations or rights to make Loans;

and the result of any of the foregoing shall be to increase the cost to such Affected Person of (A) acting as the Administrative Agent or a Lender hereunder, (B) funding or maintaining any Loan or (C) maintaining its obligation to fund or maintain any Loan, or to reduce the amount of any sum received or receivable by such Affected Person hereunder, then, upon request of such Affected Person, the Borrower shall pay to such Affected Person such additional amount or amounts as will compensate such Affected Person for such additional costs incurred or reduction suffered; provided that no Affected Person shall make a demand for payment hereunder unless such Affected Person or any Affiliate thereof is also making or has made a demand for reimbursement under one respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(j) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes (including, without limitation, solely for purposes of this paragraph (j), any credit in lieu of such refund) as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (j) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (j), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (j) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

SECTION 5.04. ~~Inability to Determine Adjusted LIBOR or LMIR; Change in Legality.~~Daily 1M SOFR or Term SOFR Rate Unascertainable; Increased Costs; Illegality.

(a) Unascertainable; Increased Costs. If, on or prior to the first day of an Interest Period:

(i)    ~~(a) If any Lender~~the Administrative Agent shall have determined (which determination shall be conclusive and binding ~~upon the parties hereto~~ absent manifest error) ~~on any day, by reason of circumstances affecting the interbank Eurodollar market, either that: (i) dollar deposits in the relevant amounts and for the relevant Interest Period or day, as applicable, are not available, (ii) adequate and reasonable means do not exist for ascertaining Adjusted LIBOR or LMIR for such Interest Period or day, as applicable, or (iii) Adjusted LIBOR or LMIR determined pursuant hereto does not accurately reflect the cost to such Lender (as conclusively determined by such Lender) of maintaining any Portion of Capital during such Interest Period or day, as applicable, such Lender shall promptly give telephonic notice of such determination, confirmed in writing, to the Administrative Agent and the Borrower on such day. Upon delivery of such notice: (i) no Portion of Capital shall be funded thereafter at Adjusted LIBOR or LMIR unless and until such Lender shall have given notice to the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist and (ii) with respect to any outstanding Portion of Capital then funded at Adjusted LIBOR or LMIR, such Interest Rate shall automatically and immediately be converted to the Base Rate.~~that (x)

Daily 1M SOFR or the Term SOFR Rate cannot be determined pursuant to the definition thereof; or (y) a fundamental change has occurred with respect to Daily 1M SOFR or the Term SOFR Rate (including, without limitation, changes in national or international financial, political or economic conditions); or

~~(b) If on any day any Lender shall have been notified by any Lender that such Lender has determined (which determination shall be final and conclusive absent manifest error) that any Change in Law, or compliance by such Lender with any Change in Law, shall make it unlawful or impossible for such Lender to fund or maintain any Portion of Capital at or by reference to Adjusted LIBOR or LMIR, such Lender shall notify the Borrower and the Administrative Agent thereof. Upon receipt of such notice, until such Lender notifies the Borrower and the Administrative Agent that the circumstances giving rise to such determination no longer apply, (i) no Portion of Capital shall be funded at or by reference to Adjusted LIBOR or LMIR and (ii) the Interest Rate for any outstanding Portion of Capital then funded at Adjusted LIBOR or LMIR shall automatically and immediately be converted to the Base Rate.~~

(ii) any Lender determines that for any reason that Daily 1M SOFR or the Term SOFR Rate for any requested Interest Period does not adequately and fairly reflect the cost to such Lender of funding such Lender’s Loans, and such Lender has provided notice of such determination to the Administrative Agent; provided that no Lender shall make such determination pursuant to this clause (ii) unless such Lender is generally making similar determinations upon, or otherwise similarly enforcing its agreements with, companies of substantially the same creditworthiness as the Borrower (and provided further that no Lender shall have any obligation to disclose confidential information about any other borrower);

then the Administrative Agent shall have the rights specified in Section 5.04(c).

(b)    Illegality. If at any time any Lender shall have determined that the making, maintenance or funding of any Loan accruing interest by reference to Daily 1M SOFR or the Term SOFR Rate has been made impracticable or unlawful, by compliance by such Lender in good faith in good faith with any Law or any interpretation or application thereof by any Governmental Authority or with any request or directive of any such Governmental Authority (whether or not having the force of Law), then the Administrative Agent shall have the rights specified in Section 5.04(c).

(c)    Administrative Agent’s and Lender’s Rights. In the case of any event specified in Section 5.04(a), the Administrative Agent shall promptly so notify the Lenders and the Borrower thereof, and in the case of an event specified in Section 5.04(b), such Lender shall promptly so notify the Administrative Agent and endorse a certificate to such notice as to the specific circumstances of such notice, and the Administrative Agent shall promptly send copies of such notice and certificate to the other Lenders and the Borrower.

Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given), the obligation of (i) the Lenders, in the case of such notice given by the Administrative Agent, or (ii) such Lender, in the case of such notice given by such Lender, to allow the Borrower to select, convert to or renew a Loan accruing interest by reference to Daily

1M SOFR or the Term SOFR Rate shall be suspended (to the extent of the affected Interest Rate or the applicable Interest Periods) until the Administrative Agent shall have later notified the Borrower, or such Lender shall have later notified the Administrative Agent, of the Administrative Agent’s or such Lender’s, as the case may be, determination that the circumstances giving rise to such previous determination no longer exist.

If at any time the Administrative Agent makes a determination under Section 5.04(a), (A) if the Borrower has delivered a Loan Request for an affected Loan that has not yet been made, such Loan Request shall be deemed to request a Base Rate Loan, (B) any outstanding affected Loans shall be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period.

SECTION 5.05. Security Interest.

(a)    As security for the performance by the Borrower of all the terms, covenants and agreements on the part of the Borrower to be performed under this Agreement or any other Transaction Document, including the punctual payment when due of the Aggregate Capital and all Interest in respect of the Loans and all other Borrower Obligations, the Borrower hereby grants to the Administrative Agent for its benefit and the ratable benefit of the Secured Parties, a continuing security interest in, all of the Borrower’s right, title and interest in, to and under all of the following, whether now or hereafter owned, existing or arising (collectively, the “Collateral”): (i) all Pool Receivables, (ii) all Related Security with respect to such Pool Receivables, (iii) all Collections with respect to such Pool Receivables, (iv) the Lock-Boxes and Collection Accounts and all amounts on deposit therein, and all certificates and instruments, if any, from time to time evidencing such Lock-Boxes and Collection Accounts and amounts on deposit therein, (v) all rights (but none of the obligations) of the Borrower under the Sale and Contribution Agreement and any Credit Insurance Policy and (vi) all proceeds of, and all amounts received or receivable under any or all of, the foregoing.

(b)    The Administrative Agent (for the benefit of the Secured Parties) shall have, with respect to all the Collateral, and in addition to all the other rights and remedies available to the Administrative Agent (for the benefit of the Secured Parties), all the rights and remedies of a secured party under any applicable UCC. The Borrower hereby authorizes the Administrative Agent to file financing statements describing as the collateral covered thereby as “all of the debtor’s personal property or assets” or words to that effect, notwithstanding that such wording may be broader in scope than the collateral described in this Agreement.

(c)    Immediately upon the occurrence of the Final Payout Date, the Collateral shall be automatically released from the lien created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent, the Lenders and the other Credit Parties hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Borrower; provided, however, that promptly following written request therefor by the Borrower delivered to the Administrative Agent following any such termination, and at the expense of the Borrower, the Administrative Agent shall execute and deliver to the Borrower UCC-3 termination statements and such other documents as the Borrower shall reasonably request to evidence such termination.

SECTION 5.06. Benchmark Replacement Setting.

~~(a) Announcements Related to LIBOR. On March 5, 2021, the ICE Benchmark Administration, the administrator of USD LIBOR (the “IBA”) and the U.K. Financial Conduct Authority, the regulatory supervisor for the IBA, announced in a public statement the future cessation or loss of representativeness of overnight/Spot Next, 1 week, 1 month, 2 month, 3 month, 6 month and 12 month USD LIBOR tenor settings (collectively, the “Cessation Announcements”). The parties hereto acknowledge that, as a result of the Cessation Announcements, a Benchmark Transition Event occurred on March 5, 2021 with respect to USD LIBOR under clauses (1) and (2) of the definition of Benchmark Transition Event below; provided, however, no related Benchmark Replacement Date occurred as of such date.~~

(a)    ~~(b)~~ Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Transaction Document, if a Benchmark Transition Event, ~~an Early Opt in Election or an Other Benchmark Rate Election, as applicable,~~ and its related Benchmark Replacement Date have occurred prior to ~~the Reference Time in respect of~~ any setting of the then-current Benchmark, then (xA) if a Benchmark Replacement is determined in accordance with clause (1) ~~or~~of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Transaction Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Transaction Document and (B) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Transaction Document in respect of ~~such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Transaction Document and (y) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Transaction Document in respect of~~ any Benchmark setting at or after 5:00 p.m. ~~(New York City) time~~Eastern Time on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Transaction Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Majority Lenders.

(b)    ~~(c)~~ Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent ~~will have the right to make Benchmark Replacement~~may make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such ~~Benchmark Replacement~~ Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Transaction Document.

(c)    ~~(d)~~ Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (~~i) any occurrence of~~

~~a Benchmark Transition Event, a Term SOFR Transition Event, an Early Opt in Election or an Other Benchmark Rate Election, as applicable, and its related Benchmark Replacement Date, (ii~~A) the implementation of any Benchmark Replacement, and (~~iii~~B) the effectiveness of any ~~Benchmark Replacement~~ Conforming Changes~~, (iv)~~ in connection with the use, administration, adoption, or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to ~~Section 5.06~~paragraph (~~e~~d) below and (~~v~~y) the commencement ~~or conclusion~~ of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 5.06, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Transaction Document, except, in each case, as expressly required pursuant to this Section 5.06.

(d)    ~~(e)~~ Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Transaction Document, at any time (including in connection with the implementation of a Benchmark Replacement), (~~i~~A) if the then-current Benchmark is a term rate ~~(including Term SOFR or USD LIBOR)~~ and either (~~A~~I) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (~~B~~II) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will ~~be no longer~~not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor; and (iiB) if a tenor that was removed pursuant to clause (~~i~~A) above either (~~A~~I) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (~~B~~II) is not, or is no longer, subject to an announcement that it is not or will ~~no longer~~not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e)    ~~(f)~~ Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a Loan bearing interest based on ~~USD LIBOR~~Daily 1M SOFR or the Term SOFR Rate, conversion to or continuation of Loans bearing interest based on ~~USD LIBOR~~Daily 1M SOFR or the Term SOFR Rate to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a ~~Loan of or conversion to Loans bearing interest under the~~ Base Rate Loan. During ~~any~~a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

~~(g) Term SOFR Transition Event. Notwithstanding anything to the contrary herein or in any other Transaction Document and subject to the proviso below in this paragraph, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then current Benchmark, then (i) the applicable Benchmark Replacement will replace the then current Benchmark for all purposes hereunder or under any Transaction Document in respect of such Benchmark setting (the “Secondary Term SOFR Conversion Date”) and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Transaction Document; and (ii) Loans outstanding on the Secondary Term SOFR Conversion Date bearing interest based on the then current Benchmark shall be deemed to have been converted to Loans bearing interest at the Benchmark Replacement with a tenor approximately the same length as the interest payment period of the then current Benchmark; provided that, this Section 5.06(g) shall not be effective unless the Administrative Agent has delivered to the Lenders and the Borrower a Term SOFR Notice. For the avoidance of doubt, the Administrative Agent shall not be required to deliver a Term SOFR Notice after a Term SOFR Transition Event and may do so in its sole discretion.~~

(f) ~~(h) Certain Defined Terms~~Definitions. As used in this Section 5.06:

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if ~~the then current~~such Benchmark is a term rate or is based on a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an ~~Interest Period~~interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor ~~for~~of such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (d) of this Section 5.06~~(e), or (y) if the then current Benchmark is not a term rate nor based on a term rate, any payment period for interest calculated with reference to such Benchmark pursuant to this Agreement as of such date. For the avoidance of doubt, the Available Tenor for LMIR is one month.~~.

“Benchmark” means, initially, ~~USD LIBOR~~Daily 1M SOFR and the Term SOFR Rate; provided that if a Benchmark Transition Event, ~~a Term SOFR Transition Event, an Early Opt in Election or an Other Benchmark Rate Election, as applicable, and its related Benchmark Replacement Date have~~ has occurred with respect to ~~USD LIBOR~~Daily 1M SOFR, the Term SOFR Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to this Section ~~5.06(b) or Section 5.06(g)~~.

“Benchmark Replacement” means, ~~for any Available Tenor~~with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

~~(1)    the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment;~~

(~~2~~1)    the sum of: (~~a~~A) Daily Simple SOFR and (~~b~~B) the ~~related Benchmark Replacement~~SOFR Adjustment; and

(~~3~~2)the sum of~~:~~ (~~a~~A) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower ~~as the replacement for the then current Benchmark for the applicable Corresponding Tenor~~, giving due consideration to (~~i~~x) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (~~ii~~y) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement ~~for~~to the then-current Benchmark for ~~U.S. dollar denominated~~Dollar-denominated syndicated credit facilities at such time and (~~b~~B) the related Benchmark Replacement Adjustment;

~~provided that, in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; provided, further, that, in the case of an Other Benchmark Rate Election, the “Benchmark Replacement” shall mean the alternative set forth in clause (3) above and when such clause is used to determine the Benchmark Replacement in connection with the occurrence of an Other Benchmark Rate Election, the alternate benchmark rate selected by the Administrative Agent and the Borrower shall be the term benchmark rate that is used in lieu of a USD LIBOR-based rate in relevant other U.S. dollar-denominated syndicated credit facilities; provided, further, that, with respect to a Term SOFR Transition Event, on the applicable Benchmark Replacement Date, the “Benchmark Replacement” shall revert to and shall be determined as set forth in clause (1) of this definition. If~~provided, that if the Benchmark Replacement as determined pursuant to clause (~~1), (~~2~~) or (3~~) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Transaction Documents; and provided further, that any Benchmark Replacement shall be administratively feasible as determined by the Administrative Agent in its sole discretion.

~~“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor for any setting of such Unadjusted Benchmark Replacement:~~

~~(1)    for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement”, the first alternative set forth in the order below that can be determined by the Administrative Agent:~~

~~(a)    the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark~~

~~Replacement is first set for such Available Tenor that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor;~~

~~(b)    the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Available Tenor that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and~~

~~(2)    for purposes of clause (3) of the definition of~~ “Benchmark Replacement~~,”~~ Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower ~~for the applicable Corresponding Tenor~~, giving due consideration to (~~i~~A) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body ~~on the applicable Benchmark Replacement Date~~ or (~~ii~~B) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for ~~U.S. dollar-denominated~~Dollar-denominated syndicated credit facilities~~;~~  at such time.

~~provided that, (x) in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion and (y) if the then current Benchmark is a term rate, more than one tenor of such Benchmark is available as of the applicable Benchmark Replacement Date and the applicable Unadjusted Benchmark Replacement will not be a term rate, the Available Tenor of such Benchmark for purposes of this definition of “Benchmark Replacement Adjustment” shall be deemed to be the Available Tenor that has approximately the same length (disregarding business day adjustments) as the payment period for interest calculated with reference to such Unadjusted Benchmark Replacement.~~

~~“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be~~

~~appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Transaction Documents).~~

“Benchmark Replacement Date” means a date and time determined by the Administrative Agent, which date shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark:

(1)    in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (~~a~~A) the date of the public statement or publication of information referenced therein and (~~b~~B) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2)    in the case of clause (3) of the definition of “Benchmark Transition Event,” the date determined by the Administrative Agent, which date shall promptly follow the date of the public statement or publication of information referenced therein;

~~(3)    in the case of a Term SOFR Transition Event, the date that is set forth in the Term SOFR Notice provided to the Lenders and the Borrower pursuant to Section 5.06, which date shall be at least 30 days from the date of the Term SOFR Notice; or~~

~~(4)    in the case of an Early Opt in Election or an Other Benchmark Rate Election, the sixth (6th) Business Day after the date notice of such Early Opt in Election or an Other Benchmark Rate Election, as applicable, is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt in Election or an Other Benchmark Rate Election, as applicable, is provided to the Lenders, written notice of objection to such Early Opt in Election or an Other Benchmark Rate Election, as applicable, from Lenders comprising the Majority Lenders.~~

For the avoidance of doubt, ~~(i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii)~~ the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) ~~above~~ with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, the occurrence of one or more of the following events, with respect to the then-current Benchmark:

(1)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2)    a public statement or publication of information by a Governmental Authority having jurisdiction over the Administrative Agent, the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) or a Governmental Authority having jurisdiction over the Administrative Agent announcing that all Available Tenors of such Benchmark (or such component thereof) are ~~no longer~~not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date ~~pursuant to clause (1) or (2) of that~~

~~definition~~ has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Transaction Document in accordance with this Section 5.06~~(e)~~  titled “Benchmark Replacement Setting” and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Transaction Document in accordance with this Section 5.06~~(e).~~ titled “Benchmark Replacement Setting.”

~~“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.~~

~~“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.~~

~~“Early Opt in Election” means, if the then current Benchmark is USD LIBOR, the occurrence of:~~

~~(1)    a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding U.S. dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review); and~~

~~(2)    the joint election by the Administrative Agent and the Borrower to trigger a fallback from USD LIBOR and the provision by the Administrative Agent of written notice of such election to the Lenders.~~

~~“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to USD LIBOR or, if no floor is specified, zero (0.00). As of the First Amendment Effective Date, the Floor is 0.00% per annum.~~

~~“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.~~

~~“Other Benchmark Rate Election” means, if the then current Benchmark is USD LIBOR, the occurrence of: (x) either (i) a request by the Borrower to the Administrative Agent, or (ii) notice by the Administrative Agent to the Borrower, that, at the determination of the Borrower or the Administrative Agent, as applicable, U.S. dollar denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed), in lieu of a USD LIBOR based rate, a term benchmark rate as a benchmark rate, and (y) the Administrative Agent, in its sole discretion, and the Borrower jointly elect to trigger a fallback from USD LIBOR and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrower and the Lenders.~~

~~“Reference Time” with respect to any setting of the then current Benchmark means (1) if such Benchmark is USD LIBOR, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, and (2) if such Benchmark is not USD LIBOR, the time determined by the Administrative Agent in its reasonable discretion.~~

~~“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.~~

~~“Secondary Term SOFR Conversion Date” has the meaning set forth in Section 5.06(g).~~

~~“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.~~

~~“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).~~

~~“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.~~

~~“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.~~

~~“Term SOFR Notice” means a notification by the Administrative Agent to the Lenders and the Borrower of the occurrence of a Term SOFR Transition Event.~~

~~“Term SOFR Transition Event” means the determination by the Administrative Agent that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, and is determinable for each Available Tenor, (b) the administration of Term SOFR is administratively feasible for the Administrative Agent and (c) a Benchmark Transition Event or an Early Opt in Election, as applicable (and, for the avoidance of doubt, not in~~

~~the case of an Other Benchmark Rate Election), has previously occurred resulting in a Benchmark Replacement in accordance with Section 5.06 that is not Term SOFR.~~

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

~~“USD LIBOR” means the London interbank offered rate for U.S. dollars. For the avoidance of doubt, each of Adjusted LIBOR and LMIR constitute USD LIBOR.~~

SECTION 5.07. Designation of a Different Lending Office.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 5.01, or the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.01 or 5.03, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
ARTICLE VI

CONDITIONS TO EFFECTIVENESS AND CREDIT EXTENSIONS

SECTION 6.01. Conditions Precedent to Effectiveness and the Initial Credit Extension. This Agreement shall become effective as of the Closing Date when (a) the Administrative Agent shall have received each of the documents, agreements (in fully executed form), opinions of counsel, lien search results, UCC filings, certificates and other deliverables listed on the closing memorandum attached as Exhibit H hereto, in each case, in form and substance acceptable to the Administrative Agent and (b) all fees and expenses payable by the Borrower on the Closing Date to the Credit Parties have been paid in full in accordance with the terms of the Transaction Documents.

SECTION 6.02. Conditions Precedent to All Credit Extensions. Each Credit Extension hereunder on or after the Closing Date shall be subject to the conditions precedent that:

(a)    the Borrower shall have delivered to the Administrative Agent and each Lender a Loan Request for such Loan, in accordance with Section 2.02(a);

(b)    the Servicer shall have delivered to the Administrative Agent and each Lender all Information Packages, Weekly Reports and/or Daily Reports required to be delivered hereunder on or prior to the date of such Credit Extension;

(c)    the conditions precedent to such Credit Extension specified in Section 2.01(i) through (iii), shall be satisfied; and

economic sanctions or other Anti-Terrorism Laws, or which otherwise are prohibited by any Applicable Laws of the United States of America or Applicable Laws of other applicable jurisdictions relating to economic sanctions and other Anti-Terrorism Laws; (b) Collateral is Embargoed Property.

(s)    [Reserved].

(t)    Bulk Sales Act. No transaction contemplated by this Agreement requires compliance by it with any bulk sales act or similar law.

(u)    Taxes. The Servicer has (i) timely filed or caused to be filed all tax returns (federal, state and local) required to be filed by it and (ii) paid, or caused to be paid, all material taxes, assessments and other governmental charges owing by it, if any, other than taxes, assessments and other governmental charges being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided in accordance with GAAP, except in the case of each of clauses (i) and (ii) to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(v)    No Linked Accounts. Except for any Permitted Linked Account, there are no Linked Accounts with respect to any Collection Account.

(w)    ERISA. The Servicer’s assets are not (i) deemed to constitute Plan Assets or (ii) subject to any law that is similar to the provisions of Section 406 of ERISA or Section 4975 of the Code that would be violated by any of the transactions contemplated by the Transaction Documents.

(x)    Opinions. The facts regarding the Borrower, the Servicer, each Originator, the Performance Guarantor, the Receivables, the Related Security and the related matters set forth or assumed in each of the opinions of counsel delivered in connection with this Agreement and the Transaction Documents are true and correct in all material respects.

ARTICLE VIII

COVENANTS

SECTION 8.01. Covenants of the Borrower. At all times from the Closing Date until the Final Payout Date:

a.Payment of ~~Principal~~Capital and Interest. The Borrower shall duly and punctually pay Capital, Interest, Fees and all other amounts payable by the Borrower hereunder in accordance with the terms of this Agreement.

b.Existence. The Borrower shall keep in full force and effect its existence and rights as a limited liability company under the laws of the State of Delaware, and shall obtain and preserve its qualification to do business in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, the other Transaction Documents and the Collateral.

SECTION 11.09. Successor Administrative Agent.

a.The Administrative Agent may, upon at least thirty (30) days’ notice to the Borrower, the Servicer and each Lender, resign as Administrative Agent. Except as provided below, such resignation shall not become effective until a successor Administrative Agent is appointed by the Majority Lenders as a successor Administrative Agent and has accepted such appointment. If no successor Administrative Agent shall have been so appointed by the Majority Lenders, within thirty (30) days after the departing Administrative Agent’s giving of notice of resignation, the departing Administrative Agent may, on behalf of the Secured Parties, appoint a successor Administrative Agent as successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Majority Lenders within sixty (60) days after the departing Administrative Agent’s giving of notice of resignation, the departing Administrative Agent may, on behalf of the Secured Parties, petition a court of competent jurisdiction to appoint a successor Administrative Agent.

a.Upon such acceptance of its appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall succeed to and become vested with all the rights and duties of the resigning Administrative Agent, and the resigning Administrative Agent shall be discharged from its duties and obligations under the Transaction Documents. After any resigning Administrative Agent’s resignation hereunder, the provisions of this Article XI and Article XIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent.

SECTION 11.10. Structuring Agent and Sustainability Agent. Each of the parties hereto hereby acknowledges and agrees that each of the Structuring Agent and the Sustainability Agent shall not have any right, power, obligation, liability, responsibility or duty under this Agreement, other than the Structuring Agent’s or the Sustainability Agent’s, as applicable, right to receive fees pursuant to Section 2.03. Each Credit Party acknowledges that it has not relied, and will not rely, on the Structuring Agent or the Sustainability Agent in deciding to enter into this Agreement and to take, or omit to take, any action under any Transaction Document.

SECTION 11.11. ~~LIBOR Notification~~[Reserved].

~~. Section 5.06 of this Agreement provides a mechanism for determining an alternative rate of interest in the event that the London interbank offered rate is no longer available or in certain other circumstances. The Administrative Agent does not warrant or accept any responsibility for and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “Adjusted LIBOR” or “LMIR” or with respect to any alternative or successor rate thereto, or replacement rate therefor.~~

SECTION 11.12. Erroneous Payments.

(a) If the Administrative Agent notifies a Lender or any Person who has received funds on behalf of a Lender, such Lender (any such Lender or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously

SCHEDULE I
Commitments

PNC Bank, National Association
Party	Capacity	Commitment
PNC Bank, National Association	Lender	$~~350,000,000~~500,000,000

Schedule I-1